Exhibit 10.41
October 4, 2012

Robert K. Wiberg
3016 N Pollard Street
Arlington, VA 22207

Dear Bob:

On behalf of Piedmont Office Realty Trust, Inc. we are pleased to offer you the full-time position of EVP-Mid-Atlantic Region and Head of Development reporting to Donald A. Miller, President & CEO. We feel that you will be a valuable addition to Piedmont and look forward to having you as a part of our team. We are confident you will find Piedmont an employee-focused organization that will support you in achieving your professional goals. Outlined below are the details of our offer of employment.

Compensation: You will be paid a bi-weekly salary of $11,538.46 less applicable taxes and deductions, which is equivalent to an annual salary of $300,000.00. This position is considered exempt for purposes of federal wage and hour law, which means you are not eligible to receive overtime compensation for hours worked in excess of 40 in a given workweek.

Sign-on Bonus: Upon employment, you are eligible for a total award of $360,000 of shares of common stock of Piedmont Office Realty Trust under the Company's Long-Term Incentive Compensation Plan (LTIC). The shares will be granted under the Piedmont Office Realty Trust Inc. 2007 Omnibus Plan and will vest 25% upon grant date and 25% annually thereafter.

Incentive Bonus: You are eligible for a target bonus up to $200,000 in Piedmont's Annual Incentive Plan for the 2013 calendar year. Your incentive bonus for the 2012 calendar year will be targeted at 50% to 60% of your 2013 target bonus. The plan is based on both company and individual performance and is designed to encourage and reward the attainment of established business goals. Bonuses are paid solely at the discretion of the company and subject to applicable taxes. In order to be eligible, you must be employed at the time the incentive bonus payments are issued. The company reserves the right to amend, suspend or terminate this Plan at any time.

Start Date: Your start date will be whenever mutually agreed upon.

Employee Benefit Plans: We offer a comprehensive benefits package. Detailed benefits information is enclosed. You are eligible for benefits coverage beginning with the first day of employment, provided all necessary paperwork is completed and returned to Human Resources in a timely manner.

Omnibus Incentive Plan: Piedmont Office Realty Trust has an employee stock incentive program in which you will be eligible to participate after your employment begins. This plan is based upon achieving certain company-wide operating goals. A complete description of this plan is available in Human Resources department.

You are eligible for $150,000 of common stock of Piedmont Office Realty Trust under the company's 2012 Employee Restricted Stock Plan. In 2013, you will be eligible for a target award equal to one-hundred twenty-five percent (125%) of your annual salary, awarded in shares of common stock of Piedmont Office Realty Trust under the Company's Long-Term Incentive Compensation Plan (LTIC). One-half of the shares will be covered under the Employee Restricted Stock Plan and one-half under the 2013 Officer Performance Shares Plan.

Change of Control Termination and Termination without Cause: If your employment with Piedmont is terminated within twenty-four months of your first day of employment (i) due to a “Change in Control” (as defined in the 2007 Omnibus Incentive Plan) or (ii) due to a termination without “cause” (as defined in the March 28, 2012 Proxy Statement), you shall be entitled to receive as severance, the sum of: (i) your annual salary at the time of termination, (ii) an amount equal to a pro-rated portion of the annual Short-Term Annual Incentive that otherwise would have been paid for the portion of the fiscal year in which such termination occurs, and (iii) a prorated portion of your outstanding eligible LTIP Award(s) based on Piedmont's TSR relative to the TSR of the companies in the Peer Group prorated for the period ending as of the date of your termination of employment over the respective LTIP period(s). In addition, (during your first twenty-four months of employment) all unvested shares that are outstanding in your Restricted Stock Awards on the date of termination due to a Change in Control or due to a termination without cause will vest upon such termination. The resulting amounts shall be due from Piedmont within 90 days after your termination of employment occurs.

Piedmont Office Realty Trust, Inc. is an “at-will” employer and operates under the provision that employees have the right to resign their positions at any time, with or without notice, and with or without cause. We, the employer, have similar rights to terminate the employment relationship at any time, with or without cause.

As part of our new hire process, you will be asked to complete a Form I-9 in compliance with the Immigration Reform and Control Act. As part of this compliance, you must present us with documents which identify you and indicate you are eligible to work in the United States. This must be done within three days of hire. You will need to complete and submit benefits enrollment forms within 30 days of your date of hire.

Please sign this letter in the space provided below, thereby signifying your agreement with the information noted above, and return the original signed letter to us prior to your first day of employment.

Should you have questions concerning any of the information provided in this letter, or with regard to other provisions concerning your employment, please do not hesitate to contact me.

Best regards,

/s/ Donald A. Miller, CFA

Donald A. Miller, CFA®
President & Chief Executive Officer

Enclosure

Position Accepted:

/s/ Robert K. Wiberg     10/17/2012

Signature            Date